Exhibit 99.1

PEABODY ENERGY
News Release

CONTACT:
Vic Svec (314) 342-7768
FOR IMMEDIATE RELEASE
November 1, 2007
PEABODY ENERGY COMPLETES SPIN-OFF
OF PATRIOT COAL CORPORATION
ST. LOUIS, Nov. 1 — Peabody Energy (NYSE: BTU) today announced that it has completed the spin-off of coal assets and operations in West Virginia and Kentucky to BTU shareholders. The spin-off was accomplished on Oct. 31, 2007, through a special dividend of all outstanding shares of Patriot Coal Corporation, at a ratio of one share of Patriot Coal stock for every
10 shares of Peabody held. Patriot trades on the New York Stock Exchange under the ticker symbol PCX and has 26.6 million shares outstanding.
     “Completing this spin-off was a key element in transforming our business portfolio,” said Peabody Chairman and Chief Executive Officer Gregory H. Boyce. “Peabody and Patriot will both benefit by a distinct business focus and growth opportunities to build shareholder value. Peabody remains focused on high-margin, high-growth markets by expanding globally and building on our leading U.S. position in the Powder River Basin, Colorado and the Midwest.”
     Peabody Energy is the world’s largest private-sector coal company. Its coal products fuel approximately 10 percent of all U.S. electricity generation and more than 2 percent of worldwide electricity.
-End-
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: the outcome of our evaluation of strategic alternatives for our West Virginia and Kentucky subsidiaries; the outcome of commercial negotiations involving sales contracts or other transactions; customer performance and credit risk; supplier performance, and the availability and cost of key equipment and commodities; availability and costs of transportation; geologic, equipment and operational risks associated with mining; our ability to replace coal reserves; labor availability and relations; the effects of mergers, acquisitions and divestitures; legislative and regulatory developments; the outcome of pending or future litigation; coal and power market conditions; weather patterns affecting energy demand; availability and costs of competing energy resources; worldwide economic and political conditions; global currency exchange and interest rate fluctuation; wars and acts of terrorism or sabotage; political risks, including expropriation; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission.